Exhibit 10.1

AMENDMENT NUMBER NINE TO THE
LOWE’S 401(k) PLAN

This Amendment Number Nine to the Lowe’s 401(k) Plan, as amended and restated effective February 3, 2007 (the “Plan”), is adopted by Lowe’s Companies, Inc. (the “Company”).

W I T N E S S E T H:
WHEREAS, the Company currently maintains the Plan; and

WHEREAS, the Company desires to amend the Plan to discontinue automatic Salary Deferral Contributions and to conform hardship distribution standards to the safe harbor provisions in Section 1.401(k)-1(d)(3) of the regulations of the Internal Revenue Service; and

WHEREAS, under Section 15 of the Plan, the Company may amend the Plan in whole or in part at any time;

NOW, THEREFORE, the Company hereby amends the Plan effective as of November 1, 2012, as follows:

1.         Section 4(a) of the Plan shall be deleted in its entirety and replaced with the following:

(a) Salary Deferral Contributions – Subject to the limitations described in this Section 4(a) and in Sections 4(e) and 4(g), an Employee who is eligible to participate in the Plan may elect to have from 1% to 50% (or such other percentages as may be determined by the Committee) of his Deferral Compensation withheld by Lowe’s and contributed to the Trust on his behalf in lieu of his receiving such amount as Compensation; provided, however, that except as otherwise provided in Section 4(b) regarding Catch-Up Contributions, the amount elected to be withheld may not exceed $15,500 for any calendar year (as adjusted periodically after 2007 for increases in the cost of living pursuant to Section 402(g)(5) of the Code).  The Committee may permit Participants to make such elections (and changes thereof) through any electronic medium designated by the Committee.  Salary Deferral Contributions shall be paid by Lowe’s to the Trustee in cash as soon as practicable, but in no event later than the 15th business day of the month following the month in which such amounts are withheld from the Participants’ Deferral Compensation.  Notwithstanding the foregoing, the Committee may limit or alter a Highly Compensated Employee’s Salary Deferral Contributions election to facilitate the Plan’s compliance with applicable Code limitations on contributions in coordination with other employee benefit plans and programs.  In such regard, for Plan Years beginning prior to January 1, 2008, Highly Compensated Employees may contribute as annual Salary Deferral Contributions a maximum of four percent (4%) of Deferral Compensation in order to meet the nondiscrimination requirements set forth in Section 4(e) before the period when the Plan satisfied the safe harbor plan requirements of Code Section 401(k)(12).

2.         Subsection (7) of the second paragraph of Section 10(a) shall be deleted, and the second paragraph of Section 10(a) shall be revised to read as follows:

Such a withdrawal shall be available only if necessary on account of:

(1)
expenses for medical care described in Section 213(d) of the Code previously incurred by the Participant, his spouse or his dependents (as defined in Section 152 of the Code) or necessary for these persons to obtain such medical care;

(2)	payment of tuition, related educational fees and room and board expenses for the next 12 months of post-secondary education for the Participant, his spouse, his children or his dependents;

(3)	cost directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(4)	for prevention of eviction of the Participant from his principal residence or foreclosure on the mortgage of his principal residence;

(5)	payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents; or

(6)	expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165.

3.         Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS HEREOF, the Company has adopted this Amendment Number Nine to the Plan effective as of the effective date set forth above.

LOWE'S COMPANIES, INC.

/s/ Marshall A. Croom
By:	Marshall A. Croom, Senior Vice President & Chief Risk Officer
Chairman, Administrative Committee of Lowe's Companies, Inc.

Date:	October 17, 2012